Exhibit 10.9

LOAN CONTRACT FOR INVESTMENT

This Loan Contract for Investment (“Agreement”), dated as of September 21, 2017, is entered into by and between NESR Holdings Ltd., a BVI corporation (“NESR Holdings”) and the person identified below executing this Agreement (“Investor”).

WHEREAS, Investor has agreed to advance the amount set forth herein to NESR Holdings to enable NESR Holdings to make payment for the purchase of certain shares of stock of Gulf Energy Services S.A.O.C., an Oman oil field services company (“Target Company”), from a shareholder;

WHEREAS, NESR Holdings is a stockholder in National Energy Services Reunited Corp (“NESR Corp”) and intends to offer the Target Company shares purchased to NESR Corp, subject to its shareholder approval upon full disclosure, in exchange for its stock at cost; and

WHEREAS, Investor agrees to accept as payment for its loan an assignment in kind of Target Company shares or NESR Corp stock.

W I T N E S S E T H

NOW THEREFORE, in consideration of the premises, the sufficiency and adequacy which is hereby acknowledged, the Parties agree as follows:

1.       Exercise of Rights to Purchase Stock. NESR Holdings has entered an agreement to purchase from a shareholder in Oman a certain number of shares of stock in Target Company, which in total amount to five percent (5%) of the outstanding common stock of Target Company. NESR Holdings plans to exercise its right to purchase such Target Company stock in two stages. NESR Holdings will pay the same price per share for all Target Company shares purchased. The first stage will be to pay US$3.5 million for a portion of the total amount of shares that can be acquired. NESR Holdings has time to exercise the second stage, and, if NESR Corp shareholders approve, expects to assign that right to NESR Corp for no compensation or profit to effect an exchange of NESR Corp stock for the remaining Target Company shares not purchased at stage one.

2.       Advance of Funds. Investor agrees to loan to NESR Holdings an amount equal to one million two hundred thousand US dollars ($1,2000,000.00) (“Investment”). Investor will deliver the Investment to NESR Holdings within 48 hours after being advised in writing by email by NESR Holdings to deliver the Investment, but in no case later than 11:59 a.m. CST on September 27, 2017. The Investment shall be delivered by wire transfer pursuant to wiring instructions delivered to Investor by NESR Holdings concurrent with the request for advancement of the Investment. The parties expect that the payment will be wired directly to the seller of the Target Company shares of stock. The Investment shall be treated as a loan to NESR Holdings, and repayment of the loan shall be made pursuant to the terms of this Agreement.

3.       Use of Funds. NESR Holdings will use the funds to acquire shares of stock in Target Company at the agreed price per share, which will be calculated based upon an equity valuation of the Target Company of US$250 million divided by the outstanding number of shares. NESR Holdings will execute all documents necessary to take legal title to the shares of stock in Target Company. NESR Holdings shall account for the number of shares of Target Company stock purchased using the Investment.

4.       Repayment of Loan in Kind. Buyer agrees that NESR Holdings shall have the right to repay the principal amount of the loan, plus interest accruing on the unpaid principal amount of the Investment at the rate of one percent (1%) per month from September 27, 2017 (or such later date of payment to the direction of NESR Holdings) plus Expenses, with any one of the following three types of assets, determined in NESR Holdings’ sole discretion:

a)       Cash in US Dollars;

b)       Target Company stock, on terms set forth in paragraph 5 below; or

c)       Shares of stock in NESR Corp at a value of US$10.00 per share, according to the terms set forth in paragraph 6 below.

“Expenses” shall mean reasonable expenses incurred by Investor for reviewing and entering this Agreement and for receiving payment, if any, which shall include legal or consulting fees incurred to consider this investment. Investor shall provide NESR Holdings before the payment due date of the amount of any Expenses incurred accompanied by supporting documentation or invoices, which amount shall be reimbursed through the loan repayment. Payment according to these terms shall be due and payable on or before February 28, 2018. Interest shall accrue at one and two-tenths percent (1.2%) per month after the due date on the unpaid principal balance until paid in full.

5.       Transfer of Target Company Stock. If NESR Holdings elects to repay the loan using Target Company stock, NESR Holdings shall transfer to Buyer the number of shares that were acquired from seller of Target Company stock with the amount of the Investment. Such transfer of Target Company shares shall constitute a repayment and satisfaction of principal amount of the loan. NESR Holdings shall be responsible to pay all costs and expenses of transferring legal title to Buyer of the Target Company shares. In addition, NESR Holdings shall pay to Buyer cash in the amount of Expenses and all interest, which shall be due and payable on or before the date that legal title to the Target Company shares is transferred to the name of Buyer and share certificates delivered to Buyer.

6.       Transfer of NESR Corp Stock. NESR Holdings will elect to repay the loan using NESR Corp stock if NESR Corp shareholders first have approved a stock exchange for Target Company shares. In that event, NESR Holdings will assign, without compensation, all rights and obligations of NESR Holdings under this Agreement to NESR Corp. Performing repayment of the loan using NESR Corp stock requires the prior approval by both the Board of Directors and shareholders of NESR Corp. Shareholder approval cannot be obtained until NESR Corp has filed with the Securities and Exchange Commission a registration statement and proxy form (“Proxy Statement”) requesting shareholder approval to acquire these Target Company shares.

It is the responsibility of Investor to review the Proxy Statement and such publicly available disclosures and to make Investor’s decision whether to accept NESR Corp stock in payment of the Loan. Notwithstanding the fact that NESR Holdings has the discretion to elect the method for satisfaction of this Loan, Investor shall have the right to first review the Proxy Statement, and if Investor wishes not to receive NESR Corp stock in payment of the Loan, Investor must give written notice to NESR Holdings within twenty-one (21) days after the final Proxy Statement has been filed that Investor elects not to accept NESR Corp stock in payment of the Loan. If Investor provides notice within twenty-one (21) days after NESR Corp files the Proxy Statement not to accept NESR Corp stock in payment of the Loan, then NESR Holdings shall have the right to satisfy the note in accordance with the terms in paragraph 5 or in cash, in its sole discretion.

If Investor does not provide such notice timely, then NESR Holdings shall have the right to assign its Target Company shares acquired with the Investment and its rights and obligations under this Agreement to NESR Corp for NESR Corp to repay the debt by transferring NESR Corp stock. NESR Holdings is released of liability to Investor when NESR Corp transfers the proper number of shares to satisfy the debt. NESR, in its sole discretion, may choose whether to transfer a number of shares of NESR Corp stock, equal in value (at US$10.00 per share), to satisfy the principal amount of debt to Investor and pay cash for the accrued interest, or to pay a greater number of shares of NESR Corp stock satisfying both principal and interest and Expenses.

7.       Representations and Warranties. Investor affirms, covenants and agrees to the representations and warranties attached as Exhibit A. Investor attests and agrees to all statements made in Exhibit A, which are incorporated herein by reference.

8.       Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas. The parties agree to resolve any dispute arising out of or with respect to this Agreement exclusively in the courts of Harris County, Texas, and both parties agree to submit to the personal jurisdiction of those appropriate courts in Texas.

9.       Assignment. NESR Holdings shall have the right to assign all of its rights in this Agreement to NESR Corp provided NESR Corp also assumes the obligations of NESR Holdings under this Agreement to satisfy and pay the debt to Investor according to the terms hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

NESR HOLDINGS, LTD

By:	/s/ Sherif Foda
	Printed Name:	Sherif Foda
	Title:	CEO

INVESTOR

Printed Name if Entity:

By:	/s/ Antonio Jose Campo Mejia
	Printed Name:	Antonio Jose Campo Mejia
Title:

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